Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports Increase in
Fourth Quarter 2010 Results

HOUSTON, Texas – February 10, 2011 –TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) today reported an $11.6 million increase in fourth quarter 2010 Partnership cash flows to $51.7 million compared to $40.1 million for the same period in 2009. Net income for fourth quarter 2010 was $37.1 million, an increase of $12.2 million, compared to $24.9 million for the same period in 2009.

“TC PipeLines generated strong cash flows from its four pipeline assets during 2010. Our results reflect the solid demand for transportation services to the markets served by Northern Border and Great Lakes,” said Steve Becker, president of TC PipeLines GP, Inc. “For the fourth quarter 2010, we were very pleased with Northern Border's performance as compared to the prior year.”

“Ongoing solid cash flows from our quality asset base, a strong balance sheet and financial liquidity will enable the Partnership to pursue growth in a disciplined manner as we continue to look for new opportunities that will generate stable and predictable cash flows that deliver value to our unitholders,” added Becker.

 Full Year 2010 Highlights and Fourth Quarter Highlights (All financial figures are unaudited)
●	For the full year 2010
o	Partnership cash flows of $180.1 million
o	Paid cash distributions of $138.7 million
o	Increased cash distributions paid by 2.4 per cent to $2.94 per common unit
o	Net income of $137.1 million or $2.91 per common unit
o	Federal Energy Regulatory Commission (FERC) approved settlement of the Great Lakes Section 5 rate proceeding
o	North Baja’s Yuma lateral placed into service on March 13, 2010

●	Fourth quarter 2010
o	Partnership cash flows of $51.7 million
o	Paid cash distributions of $35.4 million
o	Declared cash distributions of $0.75 per common unit
o	Net income of $37.1 million or $0.79 per common unit
o	Received FERC approval on November 22, 2010 for construction of the Northern Border Princeton lateral

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2010	2009	2010	2009
Partnership cash flows(a)	51.7	40.1	180.1	150.2
Cash distributions paid	35.4	30.7	138.7	117.0
Cash distributions declared per common unit(b)	$0.750	$0.730	$2.960	$2.895
Net income(c)	37.1	24.9	137.1	106.1
Net income prior to recast(c) (d)	37.1	24.9	137.1	97.8
Net income per common unit(e)	$0.79	$0.56	$2.91	$2.34
Weighted average common units outstanding (millions)	46.2	43.6	46.2	38.7
Common units outstanding at end of period (millions)	46.2	46.2	46.2	46.2

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b) The Partnership’s 2010 fourth quarter cash distribution will be paid on February 14, 2011 to unitholders of record as of the close of business on January 31, 2011.

(c) The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada Corporation’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $8.3 million for the twelve months ended December 31, 2009 from amounts previously reported.

(d) Net income prior to recast is a non-GAAP financial measure. Refer to the section entitled “Net Income” for further detail.

(e) Net income per common unit is computed by dividing net income prior to recast (net income allocable to partners which excludes North Baja’s earnings prior to the Partnership’s acquisition on July 1, 2009), after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

Recent Developments
Fourth Quarter Cash Distribution
On January 18, 2011, the Partnership announced that the Board of Directors of TC PipeLines GP, Inc. declared the Partnership’s fourth quarter 2010 cash distribution of $0.75 per common unit. This cash distribution is equivalent to the third quarter 2010 distribution and is payable on February 14, 2011 to unitholders of record as of the close of business on January 31, 2011.

Princeton Lateral Project
On December 20, 2010, Northern Border accepted the certificate issued by FERC to construct the Princeton Lateral Project authorizing Northern Border to construct, own and operate 8.7 miles of 16-inch diameter pipeline and associated facilities. The project is fully subscribed for a 10-year term and is expected to be in service by fourth quarter 2011. The total cost of the project is expected to be approximately $18 million.

Partnership Cash Flows
The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before general partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. As well, management uses these measures as a basis for recommendations to our general partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes and Northern Border, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja (post-acquisition) and Tuscarora, net of Partnership costs and distributions declared to the general partner.

Partnership cash flows and Partnership cash flows before general partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Fourth Quarter 2010
Partnership cash flows increased $11.6 million to $51.7 million in the fourth quarter of 2010 compared to $40.1 million in the same period of 2009. This increase was primarily due to an increase in cash distributions from Northern Border of $11.1 million.

The Partnership paid distributions of $35.4 million in the fourth quarter of 2010, an increase of $4.7 million compared to the same period in 2009, due to an increase of $0.02 per common unit from the fourth quarter 2009 distribution.

Year Ended December 31, 2010
Partnership cash flows increased $29.9 million to $180.1 million in 2010 compared to $150.2 million in 2009. This increase was primarily due to an additional six months of operating cash flows in the amount of $13.9 million from North Baja, which was acquired July 1, 2009, as well as an increase in cash distributions from Northern Border of $10.3 million and a decrease of $5.0 million in general partner distributions resulting from the restructuring of incentive distribution rights (IDR) on July 1, 2009. Additionally, Partnership general and administrative costs were lower in 2010 due to costs incurred in 2009 relating to the North Baja acquisition and IDR restructuring. These positive factors were partially offset by decreased cash distributions from Great Lakes of $3.3 million.

The Partnership paid distributions of $138.7 million in 2010, an increase of $21.7 million compared to 2009, due to an increase in the number of common units outstanding and an increase in the distribution of $0.02 per common unit in the third quarter 2010.

Net Income
The Partnership uses the non-GAAP financial measure “Net income prior to recast” as a financial performance measure. Net income prior to recast excludes North Baja’s net income for periods prior to the date on which the Partnership acquired North Baja. The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction under common control, similar to a pooling of interests, whereby the Partnership’s historical financial information was recast to include the net income of North Baja for all periods presented, which included income that did not accrue to the Partnership’s general partner interest or to the Partnership’s common units, but rather, accrued to North Baja’s former parent.

Net income prior to recast is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance. Net income prior to recast is provided as a supplement to GAAP financial results and is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

	For the three months ended December 31, 2010					For the three months ended December 31, 2009
(unaudited) (millions of dollars)	Total	Other Pipes(a)	Corp(b)	Great Lakes	Northern Border(c)	Total	Other Pipes(a)	Corp(b)	Great Lakes	Northern Border(c)
Transmission revenues	17.3	17.3	-	64.7	79.2	16.8	16.8	-	69.3	55.3
Operating expenses	(3.2)	(3.2)	-	(16.1)	(18.7)	(2.8)	(2.8)	-	(16.9)	(15.0)
General and administrative	(1.1)	-	(1.1)	-	-	(1.1)	-	(1.1)	-	-
Depreciation	(3.8)	(3.8)	-	(8.1)	(15.3)	(3.7)	(3.7)	-	(14.6)	(15.5)
Financial charges, net and other	(6.3)	(1.0)	(5.3)	(7.6)	(5.8)	(6.6)	(0.8)	(5.8)	(7.5)	(7.0)
Michigan business tax	-	-	-	(1.2)	-	-	-	-	(1.0)	-
				31.7	39.4				29.3	17.8
Equity income	34.2	-	-	14.7	19.5	22.3	-	-	13.5	8.8
Net income	37.1	9.3	(6.4)	14.7	19.5	24.9	9.5	(6.9)	13.5	8.8

	For the twelve months ended December 31, 2010					For the twelve months ended December 31, 2009
(unaudited) (millions of dollars)	Total	Other Pipes(a)	Corp(b)	Great Lakes	Northern Border(c)	Total	Other Pipes(a)	Corp(b)	Great Lakes	Northern Border(c)
Transmission revenues	69.1	69.1	-	262.4	295.1	50.9	50.9	-	289.7	249.2
Operating expenses	(13.0)	(13.0)	-	(59.2)	(74.0)	(7.9)	(7.9)	-	(66.5)	(70.8)
General and administrative	(4.4)	-	(4.4)	-	-	(6.2)	-	(6.2)	-	-
Depreciation	(15.0)	(15.0)	-	(40.5)	(61.5)	(10.9)	(10.9)	-	(58.5)	(61.9)
Financial charges, net and other	(25.6)	(4.2)	(21.4)	(30.9)	(23.4)	(27.5)	(4.1)	(23.4)	(31.9)	(34.4)
Michigan business tax	-	-	-	(5.3)	-	-	-	-	(5.4)	-
				126.5	136.2				127.4	82.1
Equity income	126.0	-	-	58.7	67.3	99.4	-	-	59.1	40.3
Net income prior to recast	137.1	36.9	(25.8)	58.7	67.3	97.8	28.0	(29.6)	59.1	40.3
North Baja's contribution prior to
acquisition(d)	-	-	-	-	-	8.3	8.3	-	-	-
Net income(d)	137.1	36.9	(25.8)	58.7	67.3	106.1	36.3	(29.6)	59.1	40.3

(a) “Other Pipes” includes the results of North Baja and Tuscarora.

(b) “Corp” includes the costs of the Partnership, but excludes the costs of its subsidiaries.

(c) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income includes the 12-year amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

(d) The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada Corporation’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented on a consolidated basis.

Fourth Quarter 2010
Net income increased $12.2 million to $37.1 million in the fourth quarter of 2010 compared to $24.9 million in the same period in 2009. This increase was primarily due to higher equity income from Northern Border.

Equity income from Northern Border was $19.5 million in the fourth quarter of 2010, an increase of $10.7 million compared to the same period in 2009. The increase in equity income was primarily due to increased transmission revenues, partially offset by increased operating expenses. Northern Border’s transmission revenues increased $23.9 million, or 43 percent, primarily due to increased demand for transportation services on Northern Border in the fourth quarter of 2010. Operating expenses increased $3.7 million in the fourth quarter of 2010 compared to the same period in 2009 primarily due to increased property taxes.

Equity income from Great Lakes was $14.7 million in the fourth quarter of 2010, an increase of $1.2 million compared to $13.5 million for the same period in 2009. The increase in equity income was primarily due to a $6.5 million decrease in depreciation expense resulting from depreciation rate reductions in the GL Settlement, partially offset by decreased transmission revenues. Great Lakes’ transmission revenues decreased $4.6 million for the three months ended December 31, 2010 compared to the same period last year due to the impact of the GL Settlement rates on long-term contract revenues and decreased sales of short-term capacity.

Year Ended December 31, 2010
Net income prior to recast increased $39.3 million to $137.1 million in 2010 compared to $97.8 million in 2009. This increase was primarily due to increased equity income from Northern Border, net income from North Baja for the first six months of 2010 and lower general and administrative costs and lower financial charges at the Partnership level.

Equity income from Northern Border was $67.3 million in 2010, an increase of $27.0 million compared to 2009. The increase in equity income was primarily due to increased transmission revenues and reduced financial charges, partially offset by higher operating expenses. Northern Border’s transmission revenues increased $45.9 million in 2010 compared to 2009 primarily due to increased demand for transportation services on Northern Border. Financial charges decreased $11.0 million in 2010 compared to 2009 primarily due to lower effective interest rates and lower average debt outstanding.

Equity income from Great Lakes was $58.7 million in 2010, a decrease of $0.4 million compared to $59.1 million in 2009. The decrease in equity income was primarily due to decreased transmission revenues, partially offset by depreciation rate reductions from the GL Settlement and lower operating expenses. Great Lakes’ transmission revenues in 2010 decreased $27.3 million compared to 2009 due to the impact of the GL Settlement rates on long-term revenues and decreased sales of short-term capacity. Operating expenses decreased $7.3 million in 2010 compared to 2009 primarily due to lower maintenance costs.

Net income prior to recast from Other Pipes, which includes results from North Baja and Tuscarora, was $36.9 million in 2010, an increase of $8.9 million compared to 2009. This increase was primarily due to the $8.3 million contribution to net income from North Baja for the six months ended June 30, 2010.

Costs at the Partnership level decreased $3.8 million to $25.8 million in 2010 compared to 2009. The decrease was primarily due to costs incurred in 2009 relating to the North Baja acquisition and IDR restructuring, along with lower financial charges in 2010 resulting from lower average debt outstanding.

Liquidity and Capital Resources
At December 31, 2010, there was $8.0 million outstanding on the Partnership’s revolving credit facility and $242.0 million was available for future borrowings. The Partnership was in compliance with the covenants of the credit agreement at December 31, 2010. The average interest rate on the credit facility was 4.3 per cent for the year ended December 31, 2010, including the impact of interest rate hedging activity. The Partnership expects to renew its Senior Credit Facility, which matures on December 12, 2011.

On December 21, 2010, Tuscarora issued $27.0 million of 3.82 per cent Series D Senior Secured Notes, which require principal and interest payments over approximately seven years. The Series D Senior Secured Notes mature on August 21, 2017.

Conference Call
Analysts, members of the media and other interested parties are invited to participate in a teleconference and audio webcast by calling 866.225.0198 on Friday, February 11, 2011 at 11:00 a.m. central standard time (CST)/12 p.m. eastern standard time (EST). Steve Becker, president of the general partner, will discuss the fourth quarter 2010 financial results and general developments of the Partnership, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live audio webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CST) and midnight (EST) on February 18, 2011, by calling 800.408.3053, then entering pass code 8686876.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States, Eastern Canada and Mexico.  This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company.  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as “anticipate,“ “believe,” “continue,” “estimate,” “expect,” “intend,” “forecast,” “project,” “may,” “plan,” “strategy,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance. Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the demand for Great Lakes and Northern Border transportation in the future; the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy; regulatory decisions, particularly those of the FERC; the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms; the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada Corporation or others; the ability to access capital and credit markets with competitive rates and terms; operational decisions of the operator of our pipeline systems; the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations; supply of natural gas in the Western Canada Sedimentary Basin and in competing basins, such as the Rocky Mountains; future demand for natural gas; overcapacity in the industry; success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S.-sourced gas to Northern Border’s and Great Lakes’ markets; and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and via the Partnership’s website (www.tcpipelineslp.com). The Partnership disclaims any intention or obligation to update publicly or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, occurring after the date hereof.

Media Enquiries:	Terry Cunha	403.920.7859 800.608.7859
Unitholder and Analyst Enquiries:	Lee Evans	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2009	2009	2010	2009(a)

Equity income from investment in Great Lakes	14.7	13.5	58.7	59.1
Equity income from investment in Northern Border	19.5	8.8	67.3	40.3
Transmission revenues	17.3	16.8	69.1	67.9
Operating expenses	(3.2)	(2.8)	(13.0)	(11.0)
General and administrative	(1.1)	(1.1)	(4.4)	(6.2)
Depreciation	(3.8)	(3.7)	(15.0)	(14.7)
Financial charges, net and other	(6.3)	(6.6)	(25.6)	(29.3)
Net income	37.1	24.9	137.1	106.1

Pre-acquisition net income contribution from North Baja	-	-	-	(8.3)
Net income prior to recast	37.1	24.9	137.1	97.8

Net income allocation
Common units	36.4	24.5	134.4	90.6
General partner	0.7	0.4	2.7	7.2
	37.1	24.9	137.1	97.8

Net income per common unit	$0.79	$0.56	$2.91	$2.34

Weighted average common units outstanding (millions)	46.2	43.6	46.2	38.7

Common units outstanding, end of the period (millions)	46.2	46.2	46.2	46.2

(a) The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada Corporation’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $8.3 million for the twelve months ended December 31, 2009 from amounts previously reported.

Consolidated Condensed Balance Sheet

(unaudited)
(millions of dollars)	December 31, 2010	December 31, 2009
ASSETS
Current assets	12.3	11.7
Investment in Great Lakes	690.0	691.2
Investment in Northern Border	504.8	523.0
Other assets	443.4	449.2
	1,650.5	1,675.1

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	9.0	5.8
Fair value of derivative contracts, including current portion and other	15.1	24.5
Long-term debt, including current portion	513.9	541.3
Partners' equity	1,112.5	1,103.5
	1,650.5	1,675.1

Non-GAAP Measures
Reconciliations of Net Income to Net Income Prior to Recast and Partnership Cash Flows

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2010	2009	2010	2009
Net income(a)	37.1	24.9	137.1	106.1
North Baja's contribution prior to acquisition(a)	-	-	-	(8.3)
Net income prior to recast	37.1	24.9	137.1	97.8
Add:
Cash distributions from Great Lakes(b)	18.1	18.5	69.2	72.5
Cash distributions from Northern Border(b)	28.3	17.2	86.0	75.7
Cash flows provided by North Baja's operating activities	7.4	7.2	29.6	15.7
Cash flows provided by Tuscarora's operating activities	5.0	4.8	23.9	23.7
	58.8	47.7	208.7	187.6
Less:
Equity income from investment in Great Lakes	(14.7)	(13.5)	(58.7)	(59.1)
Equity income from investment in Northern Border	(19.5)	(8.8)	(67.3)	(40.3)
North Baja's net income	(5.2)	(5.4)	(20.7)	(11.6)
Tuscarora's net income	(4.1)	(4.1)	(16.2)	(16.4)
	(43.5)	(31.8)	(162.9)	(127.4)
Partnership cash flows before general partner distributions	52.4	40.8	182.9	158.0
General partner distributions(c)	(0.7)	(0.7)	(2.8)	(7.8)
Partnership cash flows	51.7	40.1	180.1	150.2
Cash distributions declared	(35.4)	(34.4)	(139.6)	(123.6)
Cash distributions declared per common unit(d)	$0.750	$0.730	$2.960	$2.895
Cash distributions paid	(35.4)	(30.7)	(138.7)	(117.0)
Cash distributions paid per common unit(d)	$0.750	$0.730	$2.940	$2.870

(a) The acquisition of North Baja from TransCanada Corporation was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada Corporation’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis.

(b) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results.

(c) General partner distributions represent the cash distributions declared to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions.

(d) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Operating Statistics

	Three months ended December 31,		Twelve months ended December 31,
(unaudited)	2010	2009	2010	2009
Great Lakes
Average daily transportation volumes billed to shippers (million cubic feet per day)	2,371	1,757	2,203	1,992
Capital expenditures (millions of dollars):
Maintenance	4.1	2.4	8.0	5.9
Growth	2.4	1.1	6.0	2.6
Northern Border
Average daily transportation volumes billed to shippers (million cubic feet per day)	2,650	1,807	2,471	1,934
Capital expenditures (millions of dollars):
Maintenance	3.3	1.3	5.4	6.7
Growth	2.3	0.1	4.5	4.4
North Baja(a)
Capital expenditures (millions of dollars):
Maintenance	-	0.1	0.2	0.3
Growth	0.4	1.8	8.9	2.8
Tuscarora(a)
Capital expenditures (millions of dollars):
Maintenance	-	-	0.2	0.2
Growth	-	0.1	-	0.6

(a) Volumes are not presented for North Baja and Tuscarora as Partnership Cash Flows and Net Income from these investments are underpinned by long-term firm contracts and do not vary significantly with changes in throughput.